Exhibit 24(b)

BANK OF AMERICA CORPORATION

CERTIFICATE OF ASSISTANT SECRETARY

I, Allison L. Gilliam, Assistant Secretary of Bank of America Corporation, a corporation duly organized and existing under the laws of the State of Delaware, do hereby certify that attached is a true and correct copy of resolutions duly adopted by a majority of the Board of Directors of the Corporation at a meeting of the Board of Directors held on January 23, 2008, at which meeting a quorum was present and acted throughout and that said resolutions are in full force and effect and have not been amended or rescinded as of the date hereof.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation this 24th day of January, 2008.

(SEAL)

/s/ ALLISON L. GILLIAM
Allison L. Gilliam
Assistant Secretary

BANK OF AMERICA CORPORATION

BOARD OF DIRECTORS

RESOLUTIONS

January 23, 2008

Annual Report on Form 10-K

NOW, THEREFORE, BE IT:

RESOLVED, that Teresa M. Brenner, Alice A. Herald and Timothy J. Mayopoulos be, and each of them with full power to act without the other hereby is, authorized and empowered to prepare, execute, deliver and file the 2007 Form 10-K and any amendment or amendments thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the following: the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer of the Corporation;